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                      October 13, 2020

       Eric Seeton
       Chief Financial Officer
       Franchise Group, Inc.
       2387 Liberty Way
       Virginia Beach, VA 23456

                                                        Re: Franchise Group,
Inc.
                                                            Form 10-KT for the
transition period ended December 28, 2019
                                                            Filed April 24,
2020
                                                            Form 8-K filed
August 5, 2020
                                                            File No. 001-35588

       Dear Mr. Seeton:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction